Exhibit 5.1
Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

www.bhfs.com

May 17, 2022

S&W Seed Company

2101 Ken Pratt Blvd, Suite 201

Longmont, CO  80501

To the addressee set forth above:

We have acted as local Nevada counsel to S&W Seed Company, a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for offering and sale from time to time by the Company of an indeterminate number of certain securities of the Company with an aggregate offering price of up to $100,000,000, including the sales agreement prospectus, dated November 2, 2020, as amended and supplemented by Amendment No. 1 to Prospectus, dated September 28, 2021, and as further amended and supplemented by Amendment No. 2 to Prospectus, dated May 17, 2022 (as so amended and supplemented, the “ATM Prospectus”), relating to the issuance by the Company of shares (the “ATM Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with a maximum aggregate offering price of $24,600,000, issuable from time to time pursuant to that certain At Market Sales Agreement, dated September 23, 2020, as amended by that certain Amendment No. 1 to At Market Issuance Sales Agreement, dated as of September 27, 2021, and as further amended by that certain Amendment No. 2 to At Market Issuance Sales Agreement, dated as of May 17, 2022 (as so amended, the “Existing Sales Agreement” and, as further amended or supplemented through and including the date of each issuance of ATM Shares, the “Sales Agreement”), by and between the Company and B. Riley Securities, Inc., as sales agent.  This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the ATM Shares as described in the Registration Statement.  For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Registration Statement and the ATM Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the ATM Prospectus, (ii)

24151312

S&W Seed Company

May 17, 2022

the Company’s articles of incorporation and bylaws, each as amended to date (collectively, the “Governing Documents”), and (iii) such agreements (including the Existing Sales Agreement), instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate. For purposes of issuing this opinion letter, we have also obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the Sales Agreement are or will be its valid and binding obligations, enforceable in accordance with their terms; (ii) prior to each issuance of any ATM Shares, the placement notice under the Sales Agreement with respect to such Shares will be duly authorized, executed and delivered by the Company in accordance with the Sales Agreement; (iii) no ATM Shares have been or will be offered, issued or sold in violation or breach of, nor will any such offering, issuance or sale result in a default under, the Governing Documents, any agreement or instrument that is binding upon the Company, or any requirement or restriction imposed by any governmental or regulatory agency, authority or body; (iv) after any issuance of ATM Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement (including pursuant to the terms of the Sales Agreement), or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation; (v) the statements of fact and representations and warranties set forth in the documents we have reviewed are, or at all relevant times will be, true and correct as to factual matters; (vi) each natural person executing a document has or will have sufficient legal capacity to do so; (vii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and any document submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (viii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that if, when and to the extent

24151312

S&W Seed Company

May 17, 2022

any ATM Shares are issued in accordance with the terms of, and in the manner contemplated by, the Sales Agreement, including payment in full to the Company of the consideration for such ATM Shares as required thereunder, and in accordance with the proceedings described in, and in the manner contemplated by, the Registration Statement and the ATM Prospectus, such ATM Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the date hereof.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

24151312